UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event): March 13, 2008

Commission File No. 001-33399

COMVERGE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	22-3543611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Eagle Rock Avenue, Suite 190

East Hanover, New Jersey 07936

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (973) 884-5970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On March 13, 2008, Comverge, Inc. issued to Partners for Growth L.P. 262,430 shares of its common stock, par value $0.001 per share, which represents approximately 1.2% of Comverge's issued and outstanding shares of common stock on such date. Comverge issued the shares to Partners For Growth pursuant to the conversion of the remaining $1.9 million of outstanding indebtedness under that certain Loan and Security Agreement dated as of June 10, 2005, by and among Comverge, 6D Comverge, Inc. and Partners For Growth, as subsequently amended by that certain Loan Modification Agreement dated April 4, 2007 (the "Agreement"), at the conversion price of $7.24 per share. Previously, Comverge issued 138,121 shares of its common stock, representing approximately 0.7% of the then-outstanding shares of Comverge common stock, to Partners For Growth in connection with the conversion of $1.1 million worth of outstanding indebtedness under the Agreement on December 6, 2007, at the conversion price of $7.24 per share.

The shares of Comverge common stock issued to Partners for Growth upon conversion of the indebtedness under the Agreement on December 6, 2007, and March 13, 2008, were issued in reliance on the exemption from the registration provisions of Section 4(2) of the Securities Act relating to sales by an issuer not involving a public offering. Following the conversion, the Agreement terminated as a result of all parties completing their obligations under the Agreement in accordance with the provisions thereof. In addition, that certain Amended and Restated Warrant dated April 4, 2007, issued by Comverge to Partners For Growth to purchase shares of Comverge's common stock ceased to be exercisable and terminated by expiration of the warrant on its stated termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By: /s/ Michael Picchi

Name: Michael Picchi

Title: Chief Financial Officer

Dated: March 19, 2008